Exhibit 99.1

Courtesy of PR Newswire Complimentary Monitoring

Edge Petroleum Provides Operational Update
[ PR Newswire · 2006-08-31 ]

          HOUSTON, Aug. 31 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today provided an update on third quarter operating activities and future plans. To date, Edge has drilled nine wells since June 30, 2006 all apparent successes, resulting in a year to date total of 44 wells drilled with an 84% apparent success rate. One well in the south Texas Queen City trend is currently drilling and in Arkansas in the Fayetteville shale trend, one well is waiting on completion and another is waiting on a rig to drill the horizontal section.

Edge’s Patterson #2 well (Edge operated, 75% W.I.) was announced previously with an apparent 152 feet of net pay and the potential for deep pay from an unlogged section. A completion rig has commenced work on the well and an additional 44 feet of net pay was logged in the upper portion of the lower Hosston section, bringing the total apparent net pay in the well to 196 feet. Completion operations are underway in the lower Hosston with initial test results indicating these sands to be oil productive. We plan to make this well a dual completion in the lower Hosston and the James Lime section. The Middle and upper Hosston apparent pay zones will remain behind pipe, to be captured at a later date.

Edge’s Dreier #1 well (Edge 13% W.I.) in Goliad County, Texas continues to produce at approximately 8.5 MMcfe per day gross, from the lower of three productive sands. In late July, an offset location was spud, the Salyer- Sherman #1 (Edge 25.6% W.I.). That well was recently logged and found a similar sand to the one producing in the Dreier well. As previously announced, Edge’s drilling program in its Chapman Ranch Field in Nueces County, Texas has been deferred into 2007 due to both the need to acquire new 3-D seismic data and partner issues. The operator and 50% W.I. partner, Kerr- McGee, has recently been acquired. As a result of these issues, Edge has decided to move forward with the seismic acquisition on its own so as not to further delay the resumption of expected drilling operations.

In its emerging Fayetteville Shale play, Edge now expects to participate in a total of at least four non-operated wells by year-end and is working to spud two to three operated wells by year-end. Edge expects to have about a 9% W.I. in two of the four non-operated wells and about 15% W.I. in the other two. Edge’s working interest in its operated wells should range from 45% to 62%.

John W. Elias, Edge’s Chairman, President & CEO, commented on operations noting, “Our hopes and expectations about our ability to better image the deep potential in the Mississippi Salt Basin with re-processed and new 3-D seismic data were borne out in the apparent results of the Patterson #2. The log and test results in the lower Hosston suggest that significant resource potential remains to be exploited on the Midway Dome. As a result, we currently plan to bring the drilling rig back in early November to drill a west offset to the Patterson #2. This well is planned to test the entire lower Hosston section, some of which was not tested in the Patterson #2, as well as the deeper Cotton Valley sands that have not yet been penetrated on Midway Dome. We are continuing to build our acreage position on a number of other prospects and leads as well as adding to our seismic coverage in the Mississippi Salt Basin. I have confidence that our planned drilling program in the Salt Basin in 2007 will continuously utilize at least one rig.”

Elias continued, “I am excited about the momentum and potential we see in all areas of our program. As a result, we are making plans to expand our 2006 capital program from current levels as well as laying the ground work for a robust 2007 program.”

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ Global Select Market under the symbol “EPEX.”

Statements regarding production volumes, all guidance and forecasts, increased production, future and continuing growth, production rates, Patterson #2 well potential and expected results, participation in the Fayetteville Shale wells, resource potential and drilling rig utilization at Midway Dome, expansion of capital program, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The term resource potential is not equivalent to the SEC definition of proved reserves. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, and other factors described in the Company’s filings with the SEC, government regulation, effects and risks of acquisitions, and the ability of the Company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
          -0-                           08/31/2006
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /
          (EPEX)